[LETTERHEAD OF KPMG LLP]



The Board of Trustees
LaSalle Hotel Properties:

We consent to incorporation by reference in the Registration Statement on Form S-3 of LaSalle Hotel Properties of our report dated January 21, 2000 relating to the consolidated balance sheets of LaSalle Hotel Properties as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1999 and for the period from April 29, 1998 (inception) through December 31, 1998 and the related financial statement schedule and our report dated March 1, 2000 relating to the balance sheets of LaSalle Hotel Lessee, Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 1999 and for the period from April 29, 1998 (inception) through December 31, 1998, which reports appear in the December 31, 1999 annual report on Form 10-K of LaSalle Hotel Properties and to the reference to our firm under the heading "Experts" in the prospectus.




/s/ KPMG LLP


Chicago, Illinois
August 31, 2000